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                                                                     Exhibit 5.1


                          [LATHAM & WATKINS LETTERHEAD]




                                  June 28, 2002

                                                            File No. 027584-0016


TransDigm Inc.
26380 Curtiss Wright Parkway, Suite #304
Richmond Heights, OH  44143

      Re: Registration Statement on Form S-4 Relating to $75,000,000 Aggregate Principal Amount of 10 3/8% Senior Subordinated Notes Due 2008
            --------------------------------------------------------------

Ladies and Gentlemen:

            In connection with the registration of $75,000,000 aggregate principal amount of 10 3/8% Senior Subordinated Notes due 2008 (the "Exchange Notes") by TransDigm Inc., a Delaware corporation (the "Company"), and the guarantees of the Exchange Notes (the "Guarantees") by TransDigm Holding Company, a Delaware corporation ("Holdings"), Champion Aerospace Inc., a Delaware corporation ("Champion"), Marathon Power Technologies Company, a Delaware corporation ("Marathon"), ZMP, Inc., a California corporation ("ZMP"), Adams Rite Aerospace, Inc., a California corporation ("Adams Rite"), and Christie Electric Corp., a California corporation ("Christie" and together with Holdings, Champion Aerospace, Marathon, ZMP and Adams Rite, the "Guarantors"), under the Securities Act of 1933, as amended (the "Act"), on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission on June 28, 2002, you have requested our opinion with respect to the matters set forth below. The Exchange Notes and Guarantees will be issued pursuant to an indenture, dated as of December 3, 1998, as supplemented on April 23, 1999 and June 26, 2001 (the "Indenture"), among the Company, the Guarantors and State Street Bank and Trust Company, as trustee (the "Trustee"). The Exchange Notes will be issued in exchange for the Company's outstanding 10 3/8% Senior Subordinated Notes due 2008 (the "Old Notes") on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto.

            In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company and the Guarantors in connection with the authorization and issuance of the Exchange Notes and the Guarantees, respectively. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

--------------------------------------------------------------------------------
        53rd at Third o 885 Third Avenue o New York, New York 10022-4802
                 TELEPHONE: (212) 906-1200 o FAX: (212) 751-4864

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LATHAM & WATKINS

TransDigm Inc.
Page 2


            In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company, the Guarantors and others.

            We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York, the General Corporation Law of the State of Delaware and the General Corporation Law of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware and California, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

            Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

            1. The Exchange Notes have been duly authorized by all necessary corporate action of the Company, and, when executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery to the Trustee of the Old Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

            2. Each of the Guarantees has been duly authorized by all necessary corporate action of the respective Guarantor, and, when executed in accordance with the terms of the Indenture and upon the due execution, authentication and delivery of the Exchange Notes against the due tender and delivery to the Trustee of the Old Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, the Guarantees will be the valid and binding obligation of the respective Guarantor, enforceable against such Guarantor in accordance with its terms.

            The opinions rendered in the foregoing paragraphs relating to the enforceability of the Exchange Notes and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.06 of the Indenture; and (iv) the enforceability of any provisions requiring the payment of attorney's fees except to the extent that a court determines such fees to be reasonable.

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LATHAM & WATKINS

TransDigm Inc.
Page 3


            We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Exchange Notes or the Guarantors under the Indenture or the Guarantees of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

            To the extent that the obligations of the Company and each of the Guarantors under the Indenture, the Exchange Notes and the Guarantees (collectively, the "Operative Documents") may be dependent upon such matters, we have assumed for purposes of this opinion that: (i) the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite organizational and legal power and authority to perform its obligations under each of the Operative Documents to which it is a party; (c) is duly qualified to engage in the activities contemplated by each of the Operative Documents to which it is a party; and (d) the duly authorized, executed and delivered each of the Operative Documents to which it is a party; (ii) the Indenture is the legal, valid, binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms; and (iii) that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations.

            We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus contained therein.

                                    Very truly yours,

                                    /s/ Latham & Watkins